Alliance Data Systems Projects Continued Double Digit Growth for 2002

Confirms 2001 Fourth Quarter and Year End Guidance

DALLAS, Dec. 13 /PRNewswire/ -- Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today reaffirmed that results for the fourth quarter ending Dec. 31, 2001, will be in-line with prior guidance.

For 2002, the Company continues to remain confident in delivering on its stated long-term growth goals of 12 percent or higher for revenue, 15 percent or higher for EBITDA, and 15 percent plus for cash earnings per share. Specifically, for 2002, the Company is projecting revenue to range between $860 to $865 million, EBITDA to range between $140 to $144 million and cash earnings per share to approximate $0.59 or $0.60 per share. This guidance is based on the assumption that the overall U.S. and Canadian economies will experience a weak first half of 2002, with a rebound during the second half of the year.

``Our continued upbeat outlook reflects the positive growth trends in the markets we serve,'' commented J. Michael Parks, Chairman and Chief Executive Officer. ``The recurring composition of the bulk of our revenues, as well as the non-discretionary nature of many of the transactions we process, supports our confidence and firmly enhances our visibility over time.''

Additionally, for the full year of 2002, the Company anticipates revenue from Transaction Services and Marketing Services to account for approximately 75 percent of the Company's revenue, with Credit Services representing the final 25 percent. The Company's three business segments are all expected to post double-digit growth rates. Each quarter is expected to contribute roughly the same percentage as in 2001 with slightly more strength in the second half of the year, in line with the Company's economic assumptions for the year. Specifically, the Company anticipates the first and second quarter of 2002 to each contribute 21 to 23 percent of full year revenue, EBITDA and cash earnings per share. The third quarter is expected to contribute 24 to 26 percent, with the remainder in the fourth quarter.

Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Alliance Data each year manages over 2.5 billion transactions and 72 million consumer accounts for some of North America's most recognizable companies. The Company also operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs over 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, <http://www.alliancedatasystems.com>.

Alliance Data Systems' Safe Harbor Statement/Forward Looking Statement

Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as ``anticipate,'' ``estimate,'' ``expect,'' ``project,'' ``intend,'' ``plan,'' ``believe'' and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in Alliance Data's Registration Statement on Form S-1, will be important in determining future results. Actual results may vary materially.